FOR IMMEDIATE RELEASE
April 29, 2015

NORFOLK SOUTHERN REPORTS FIRST-QUARTER 2015 RESULTS

FIRST-QUARTER 2015 RESULTS

▪	Railway operating revenues totaled $2.6 billion.

▪	Income from railway operations was $606 million.

▪	Net income totaled $310 million.

▪	Diluted earnings per share were $1.00.

▪	The railway operating ratio was 76.4 percent.

NORFOLK, Va., April 29, 2015 – Norfolk Southern Corporation (NYSE: NSC) today reported financial results for first-quarter 2015. Net income for the quarter was $310 million, 16 percent lower compared with $368 million during the same period of 2014. Diluted earnings per share were $1.00 compared with $1.17 per diluted share earned in the first quarter last year.

“Our first quarter results reflected continued weakness in our coal markets along with a slowdown in network velocity in part caused by severe winter weather which impacted both our expenses and our volumes,” said CEO Wick Moorman. “Looking ahead, while the market uncertainties remain, the resources that we are deploying are driving improved network performance, and we expect our service levels will be significantly higher in the second half.”

FIRST-QUARTER SUMMARY

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Railway operating revenues were $2.6 billion, 5 percent lower compared with first-quarter 2014, due to lower fuel surcharge revenue in each of NS’ three commodity groups, lower coal volumes and lower average revenue per unit related to the mix of business. Total volume increased 2 percent, or about 40,000 units, reflecting gains in intermodal and merchandise traffic.

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General merchandise revenues were $1.5 billion, 2 percent lower than the same period last year. Volume grew by 3 percent, led by increases in chemicals and automotive shipments. The five general merchandise commodity groups reported mixed revenue results on a year-over-year basis:

▪	Chemicals: $432 million, down 2 percent

▪	Agriculture: $374 million, up 4 percent

▪	Metals/Construction: $310 million, down 6 percent

▪	Automotive: $219 million, down 4 percent

▪	Paper/Forest: $185 million, down 3 percent

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Intermodal revenues were $592 million, 1 percent lower compared with first-quarter 2014. Growth in international and domestic business pushed traffic volume up 5 percent in the quarter compared with the same period of 2014.

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Coal revenues were $455 million, 16 percent lower compared with the first quarter of 2014. A weak global export market and fewer shipments of coal to utilities combined to decrease volume by 7 percent.

•	Railway operating expenses declined 3 percent to $2.0 billion, primarily due to lower fuel costs, compared with the same period of 2014.

•	Income from railway operations was $606 million, 9 percent lower compared with first-quarter 2014.

•	The operating ratio, or operating expenses as a percentage of revenue, was 76.4 percent, compared with 75.2 percent in the same quarter in 2014.

About Norfolk Southern
Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com
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